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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Renaissance Learning, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
PROPOSAL ONE: ELECTION OF DIRECTORS
NOMINEES STANDING FOR ELECTION
EXECUTIVE COMPENSATION
SEVERANCE AGREEMENTS
NON-EMPLOYEE DIRECTOR COMPENSATION
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND TRANSACTIONS
PENDING LEGAL PROCEEDINGS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE GRAPH
INDEPENDENT AUDITORS
SUBMISSION OF SHAREHOLDER PROPOSALS
PROPOSAL TWO: OTHER MATTERS

RENAISSANCE LEARNING, INC.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 20, 2005
To the Shareholders of Renaissance Learning, Inc.:
      The 2005 annual meeting of shareholders of Renaissance Learning, Inc. will be held at the company’s offices, 2911 Peach Street, Wisconsin Rapids, Wisconsin 54495, on Wednesday, April 20, 2005 at 1:00 p.m., local time (and at any adjournment thereof), for the following purposes:

(1)	To elect eight directors to serve until the 2006 annual meeting of shareholders and until their successors are elected and qualified; and

(2)	To transact such other business as may properly come before the annual meeting (and any adjournment thereof), all in accordance with the accompanying proxy statement.
      Shareholders of record at the close of business on Friday, February 18, 2005, are entitled to notice of and to vote at the annual meeting.
      All shareholders are cordially invited to attend the annual meeting in person. However, whether or not you expect to attend the annual meeting in person, you are urged to complete, date and sign the accompanying proxy card and return it as soon as possible in the enclosed envelope which has been provided for your convenience. If you send your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

Mary T. Minch, Secretary
March 14, 2005

RENAISSANCE LEARNING, INC.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036
March 14, 2005

PROXY STATEMENT
      This proxy statement is furnished by our board of directors for the solicitation of proxies from the holders of our common stock in connection with the annual meeting of shareholders to be held at our offices, 2911 Peach Street, Wisconsin Rapids, Wisconsin 54495, on Wednesday, April 20, 2005 at 1:00 p.m., local time, and at any adjournment thereof. It is expected that the notice of annual meeting of shareholders, this proxy statement and the accompanying proxy card, together with our annual report to shareholders for fiscal 2004, will be mailed to shareholders starting on or about March 14, 2005.
      Shareholders can ensure that their shares are voted at the annual meeting by signing and returning the accompanying proxy card in the envelope provided. The submission of a signed proxy will not affect a shareholder’s right to attend the annual meeting and vote in person. Shareholders who execute proxies retain the right to revoke them at any time before they are voted by filing with the secretary of the company a written revocation or a proxy bearing a later date. The presence at the annual meeting of a shareholder who has signed a proxy does not, by itself, revoke that proxy unless the shareholder attending the annual meeting files a written notice of revocation of the proxy with the secretary of the company at any time prior to the voting of the proxy.
      Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted FOR the election of each of the individuals nominated as a director.
      The board of directors knows of no other matters to be presented for shareholder action at the annual meeting. If any other matters properly come before the annual meeting, the persons named as proxies will vote on such matters in their discretion.
      The expense of printing and mailing proxy materials, including expenses involved in forwarding proxy materials to beneficial owners of common stock held in the name of another person, will be paid by us. No solicitation, other than by mail, is currently planned, except that certain of our officers or employees may solicit the return of proxies from shareholders by telephone.
      Only shareholders of record at the close of business on Friday, February  18, 2005 (this date is referred to as the “record date”) are entitled to receive notice of and to vote the shares of common stock registered in their name at the annual meeting. As of the record date, we had outstanding 30,846,175 shares of common stock. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting.
      Under Wisconsin law and our by-laws, the presence of a quorum is required to conduct business at the annual meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the annual meeting. The shares represented at the annual meeting by proxies that are marked “withhold authority” will be counted as shares present for the purpose of determining whether a quorum is present. Broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from beneficial owners to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will also be counted as shares present for purposes of determining a quorum.
      Directors are elected by the affirmative vote of a plurality of the shares of common stock present, either in person or by proxy, at the annual meeting and entitled to vote. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. In the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
      The following table sets forth certain information as of December 31, 2004 (unless otherwise specified) regarding the beneficial ownership of shares of common stock by (i) each director and nominee for director, (ii) the chief executive officer of the company and the four most highly compensated executive officers other than the chief executive officer (collectively, these five executives are referred to as the “named executive officers”), (iii) all directors and executive officers as a group, and (iv) each person believed by us to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise indicated, the business address of each of the following is 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)		Outstanding Shares(13)

Judith Ames Paul	11,677,076	(2)	37.7%
Terrance D. Paul	11,677,076	(3)	37.7%
John R. Hickey	321,122	(4)	1.0%
John H. Grunewald	38,427	(5)	*
Gordon H. Gunnlaugsson	34,427	(6)	*
Harold E. Jordan	33,947	(7)	*
Addison L. Piper	32,427	(8)	*
Judith A. Ryan	6,066	(9)	*
Steven A. Schmidt	30,900	(10)	*
Mary T. Minch	0		*
All directors and executive officers as a group (10 persons)	23,851,468	(11)	75.6%
Tahoe Trust Company	1,605,224	(12)	5.20%

*	Less than 1% of the outstanding common stock.

(1)	Except as otherwise noted, the persons named in this table have sole voting and investment power with respect to all shares of common stock listed.

(2)	Includes options for 104,287 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, December 31, 2004. Also includes 219,780 shares held by Global Equity Holding Partnership, a family partnership. Ms. Paul is married to Terrance D. Paul, and Mr. Paul’s shares of common stock are not included in the number of shares beneficially owned by Ms. Paul, even though Ms. and Mr. Paul are deemed to share voting and investment power over their combined stock holdings.

(3)	Includes options for 104,287 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, December 31, 2004. Also includes 219,780 shares held by Global Equity Holding Partnership, a family partnership. Mr. Paul is married to Judith Ames Paul, and Ms. Paul’s shares of common stock are not included in the number of shares beneficially owned by Mr. Paul, even though Mr. and Mrs. Paul are deemed to share voting and investment power over their combined stock holdings.

(4)	Includes options for 314,827 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, December 31, 2004.

(5)	Includes options for 28,427 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, December 31, 2004. Mr. Grunewald disclaims beneficial ownership of 1,000 of the shares of common stock indicated in the table, as such shares are held by his wife.

(6)	Includes options for 28,427 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, December 31, 2004.

(7)	Includes 5,520 shares of common stock held in a joint account over which Mr. Jordan shares voting power with his wife. Also includes options for 28,427 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, December 31, 2004.

(8)	Includes options for 22,427 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, December 31, 2004.

(9)	Includes options for 6,066 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, December 31, 2004.

(10)	Includes options for 30,900 shares of common stock which are currently exercisable as of, and/or exercisable within 60 days of, December 31, 2004.

(11)	Includes options for 668,075 shares of common stock, which are currently exercisable as of, and/or exercisable within 60 days of, December 31, 2004.

(12)	The address of Tahoe Trust Company (“Tahoe”) is 2325-B Renaissance Drive, Suite 10, Las Vegas, Nevada 89119. The information in the table is based on a Schedule 13G which was filed by Tahoe with the Securities and Exchange Commission reporting that it had, as of December 31, 2004, sole voting power over 1,605,224 shares of common stock and sole dispositive power over 1,605,224 shares of common stock.

(13)	Based on 30,871,367 shares outstanding as of December 31, 2004.

PROPOSAL ONE: ELECTION OF DIRECTORS
      The number of directors constituting the whole board of directors is currently fixed at eight. Directors are elected at each annual meeting of shareholders to hold office for a one-year term and until their successors are duly elected and qualified. Accordingly, the board of directors has selected the eight members currently serving on the board as nominees for election at the annual meeting.
      All of the nominees have served as directors since the last annual meeting of shareholders.
      All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy card will vote for the election of another person or persons as the board of directors recommends.
NOMINEES STANDING FOR ELECTION

Name and Age
of Director	Office

Judith Ames Paul Age 58	Ms. Paul is the co-founder of the company and has been co-chairman of the board of directors with Mr. Paul since July 2003. From 1986 until July 2001, and again from August 2002 until July 2003, Ms. Paul served as chairman of the board, and from July 2001 until August 2002, Ms. Paul served as co-chairman with Mr. Paul. Ms. Paul has been a director since 1986. Ms. Paul acts as our spokesperson and is a leading teacher advocate. Ms. Paul holds a bachelor’s degree in elementary education from the University of Illinois

Terrance D. Paul Age 58	Mr. Paul is the co-founder of the company and has been co-chairman of the board of directors with Ms. Paul since July 2003. From August 2002 until July 2003, Mr. Paul served as our chief executive officer. From July 1996 until July 2001, Mr. Paul served as vice chairman of the board and from July 2001 until August 2002, Mr. Paul served as co-chairman with Ms. Paul. Mr. Paul has been a director since 1986. Mr. Paul holds a law degree from the University of Illinois and an MBA from Bradley University. Terrance Paul is Judith Paul’s husband

John R. Hickey Age 49	Mr. Hickey has been our chief executive officer and president since July 2003. Mr. Hickey served as our president and chief operating officer from July 1996 until July 2003 and has served as a director since October 1996. Mr. Hickey holds a bachelor’s degree in international business and history from the University of Wisconsin

John H. Grunewald Age 68	Mr. Grunewald has been a director since September 1997. From September 1993 to January 1997, Mr. Grunewald served as the executive vice president, chief financial officer and secretary of Polaris Industries Inc., a manufacturer of snowmobiles, all-terrain vehicles and personal watercraft. Mr. Grunewald currently serves as a director and a member of the audit and compensation committees of the Nash Finch Company, a wholesale food distributor, and as a director and chairman of the audit committee of Restaurant Technologies, Inc., a supplier of full service cooking oil management systems to restaurants. Mr. Grunewald also serves on the board of Rise, Inc., a charitable institution providing occupations for handicapped and disabled children, and as a member of the board of governors of the Bethel College Foundation. Mr. Grunewald holds a bachelor’s degree in business from St. Cloud State University and an MBA in business finance from the University of Minnesota. Mr. Grunewald holds a certified public accountant (CPA) and a certified management accountant (CMA) designation

Name and Age
of Director	Office

Gordon H. Gunnlaugsson Age 60	Mr. Gunnlaugsson has been a director since April 2000. From 1987 through 2000, Mr. Gunnlaugsson served as the executive vice president and chief financial officer of Marshall & Ilsley Corporation (M&I), a bank holding company headquartered in Milwaukee, Wisconsin. In addition, Mr. Gunnlaugsson served as a member of the board of directors of M&I from February 1994 through December 2000, and served as the vice president of M&I Marshall & Ilsley Bank, which is a subsidiary of M&I, from 1976 through 2000. Mr. Gunnlaugsson currently serves as the chairman of the board of directors of Mortgagebot LLC (a provider of web-enabled solutions for the mortgage lending industry) and the Puelicher Center for Banking at the University of Wisconsin — Madison; as a member of the board of directors of Thrivent Financial Bank, Fiduciary Management, Inc. (an investment advisory firm), Grede Foundries, Inc. and West Bend Mutual Insurance Company; and as a principal of Lakeshore Capital Partners, L.P. (a private equity fund). Mr. Gunnlaugsson also served as the chairman of the advisory board of the Cardiovascular Research Center of the Medical College of Wisconsin. Mr. Gunnlaugsson holds a bachelor’s degree in business and an MBA from the University of Wisconsin, and is a certified public accountant (CPA)

Harold E. Jordan Age 54	Mr. Jordan has been a director since April 2000. Since December 1990, Mr. Jordan has served as the president and chief executive officer of World Computer Systems, Inc., a computer programming services company, and from January 1986 until December 1990, he served as its executive vice president. In addition, since October 1997, Mr. Jordan has served as the president and chief executive officer of Madras Packaging, LLC, a plastic molding company. From May 1987 until December 1996, Mr. Jordan practiced law with Jordan & Keys, a law firm, which he founded, and since January 1997, has been of counsel to the firm. Mr. Jordan currently serves as a member of the board of visitors of the University of Wisconsin Law School, a member of the board of trustees of Lawrence University, a member of the board of managers of Haverford College and a member of the board of directors of Paramount Theater. Mr. Jordan holds a bachelor’s degree from Lawrence University and a law degree from the University of Wisconsin Law School

Addison L. Piper Age 58	Mr. Piper has been a director since July 2001. Since January 1, 2004, Mr. Piper has served as vice chairman of the board of directors of Piper Jaffray Companies (Piper Jaffray), a financial services firm. From 1987 until December 31, 2003, Mr. Piper served as the chairman of the board of directors of the predecessor of Piper Jaffray. Mr. Piper joined the firm in 1969 and has held various management positions since that time, including chief executive officer from 1983 until December 1999. Mr. Piper currently serves on the board of directors of Minnesota Public Radio and Abbott Northwestern Hospital Foundation. He also serves as a regent of St. Olaf College. Mr. Piper holds a bachelor’s degree from Williams College and an MBA from Stanford University

Name and Age
of Director	Office

Judith A. Ryan, Ph.D Age 68	Dr. Ryan has been a director since February 2004. From 1998 until 2003, Dr. Ryan served as the president and chief executive officer of The Evangelical Lutheran Good Samaritan Society, a not-for-profit long-term care and senior housing services organization. Dr. Ryan’s career as a senior health care administrator spans service as the associate director of the University of Iowa Hospitals and Clinics and the associate dean of the University of Iowa College of Nursing (1995 — 1998); senior vice president and chief quality officer of Lutheran General HealthSystem in Park Ridge, Illinois (1989 — 1995); and chief executive officer of the American Nurses’ Association and its six subsidiary corporations (1982 — 1989). Dr. Ryan has served on the board of directors of numerous not-for-profit corporations and public service bodies, including Sioux Valley Hospital (2000 — 2003), St. Olaf College (1991 — 2003) and Health and Human Services Secretary Thompson’s Advisory Committee on Regulatory Reform (2001 — 2003). Dr. Ryan holds a Ph.D in hospital and health care administration from the University of Minnesota and is certified as a Senior Examiner by the Lincoln Foundation for Business Excellence
      The company is a “controlled company” under applicable Nasdaq Stock Market rules because Mr. and Ms. Paul, as a group, own more than 50% of the outstanding shares of the company’s common stock. The company is therefore exempt from certain independence requirements of the Nasdaq rules, including the requirement to maintain a majority of independent directors on the company’s board of directors. Although the company is exempt from these requirements, a majority of the members of the board of directors are “independent,” as defined under the current listing standards of the Nasdaq Stock Market. Under this definition, the independent members of the board are Messrs. Grunewald, Gunnlaugsson, Jordan and Piper, and Dr. Ryan.
      The board of directors has standing nominating, compensation and audit committees, each of which is described in more detail below. The board of directors held five meetings in 2004. Each incumbent director attended at least 75% of the meetings of the board of directors held during 2004 and at least 75% of the meetings of the board committees on which the director served in 2004. Directors are expected to attend each regular and special meeting of the board and of each board committee on which the director serves. Directors are also expected to attend the annual shareholders’ meeting. With the exception of Mr. Piper, each incumbent director attended last year’s annual shareholders’ meeting.
      Parties who wish to communicate with the board of directors, or with a specific member of the board, may direct written communications to Ms. Mary T. Minch, our corporate secretary, at the following address: 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036. Ms. Minch will forward all such communications to the full board, or to the director to whom the communication is addressed, as applicable, at its next scheduled meeting.
      Nominating Committee. The nominating committee is responsible for, among other things, (i) identifying new candidates who are qualified to serve as directors, (ii) recommending to the full board of directors the candidates for election to the board and for appointment to the board’s committees, and (iii) considering any nominations for director submitted by shareholders. The nominating committee has a written charter which was filed as an exhibit to the company’s 2004 definitive proxy statement. The members of the nominating committee are Messrs. Jordan (Chairman), Grunewald, Gunnlaugsson and Piper, and Dr. Ryan. All of the members of the nominating committee are “independent,” as defined under the current listing standards of the Nasdaq Stock Market. The committee did not meet in 2004.
      The nominating committee will consider candidates for director nominated by shareholders in accordance with the procedures set forth in the company’s by-laws. Under the by-laws, nominations, other than those made by the board of directors or the nominating committee, must be made pursuant to timely notice in proper form to the secretary of the company. To be timely, a shareholder’s request to nominate a person for director, together with the written consent of such person to serve as a director, must be received by the secretary of the company at our principal office (i) with respect to an election held at an annual meeting of shareholders, not less than 120 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year, or (ii) with respect to an election held at a special meeting of shareholders for the election of directors, not less than the close of business on the eighth day following the date of the earlier of public announcement or notice of such meeting. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.
      In addition, the nominating committee has adopted guidelines for evaluating and selecting candidates for election to the board of directors. Under these guidelines, each director should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience which would be of value to the company in the performance of the duties of a director; and

•	have sufficient time available to devote to the affairs of the company in order to carry out the responsibilities of a director.
The nominating committee will evaluate eligible shareholder-nominated candidates for election to the board in accordance with the selection guidelines, the full text of which can be found in the nominating committee charter.
      Compensation Committee. The compensation committee is responsible for, among other things, making recommendations to the board of directors concerning compensation levels of our executive officers and for administering our executive compensation plans. The members of the compensation committee are Messrs. Jordan (Chairman), Grunewald, Gunnlaugsson and Piper, and Dr. Ryan. All of the members of the compensation committee are “independent,” as defined under the current listing standards of the Nasdaq Stock Market. The compensation committee held four meetings in 2004.
      A sub-committee of the compensation committee is responsible for acting on certain matters required to be acted upon by “outside directors,” as defined pursuant to the rules adopted under Section 162(m) of the Internal Revenue Code of 1986, or “non-employee directors,” as defined under Rule 16b-3 of the Securities Exchange Act of 1934. This sub-committee, which is comprised of Messrs. Jordan (Chairman), Grunewald and Gunnlaugsson, and Dr. Ryan, acted twice during 2004 to approve the grant of options to our executive officers and certain other personnel under our 1997 stock incentive plan.
      Audit Committee. The audit committee is a separately-designated standing committee of the board which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The audit committee is responsible for, among other things, (i) appointing or replacing our independent auditors, (ii) reviewing the scope, results and costs of the audit with our independent auditors, (iii) reviewing the performance, qualifications and independence of the independent auditors, (iv) approving all audit and permitted non-audit services to be performed by the independent auditors, (v) reviewing our system of internal controls, and (vi) overseeing compliance with our code of business conduct and ethics. The audit committee has a written charter which was filed as an exhibit to the company’s 2004 definitive proxy statement. The members of the audit committee are Messrs. Grunewald (Chairman), Jordan, Gunnlaugsson and Piper, and Dr. Ryan. The board of directors has determined that Messrs. Grunewald and Gunnlaugsson are “audit committee financial experts” and “independent” as those terms are defined in Item 401(h) of Regulation S-K. Further, all of the members of the audit committee are “independent,” as independence for audit committees is defined under the current listing standards of the Nasdaq Stock Market. The audit committee held four meetings in 2004.
      The audit committee has adopted a code of business conduct and ethics which is applicable to all employees, including our chief executive officer and our chief financial officer, as well as members of our board of directors. The code was filed as an exhibit to our Form 10-K for the year ended December 31, 2003.

EXECUTIVE COMPENSATION
      Summary Compensation Information. The following table sets forth the compensation for the past three years for our named executive officers.
Summary Compensation Table

				Long-Term
				Compensation

				Awards
		Annual Compensation
				Securities Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options/SARs(#)(1)	Compensation($)(2)

Judith Ames Paul	2004	$178,782	—	—	$7,934
Co-Chairman of the Board	2003	215,532	—	14,749	9,574
	2002	232,943	—	22,543	9,140
Terrance D. Paul(3)	2004	$293,773	—	—	$13,220
Co-Chairman of the Board	2003	384,988	—	14,749	17,324
	2002	298,210	—	22,543	11,725
John R. Hickey(4)	2004	$428,745	—	72,556	$19,294
President and Chief Executive	2003	363,321	—	75,214	16,222
Officer	2002	277,372	—	56,358	10,540
Steven A. Schmidt(5)	2004	$280,215	—	8,292	$12,585
Executive Vice President	2003	239,555	—	14,827	10,758
	2002	204,455	—	16,297	8,041
Mary T. Minch(6)	2004	$128,366	—	—	$5,776
Vice President — Finance,	2003	$4,808	—	—	—
Chief Financial Officer
and Secretary

(1)	Reflects options granted under our 1997 stock incentive plan.

(2)	These figures reflect 401(k) plan and supplemental executive retirement plan (“SERP”) matching amounts contributed by us. The breakdown of 401(k) plan and SERP payments contributed by us in 2004 is as follows: Ms. Paul — $7,934 and $0; Mr. Paul — $9,225 and $3,995; Mr. Hickey — $9,225 and $10,069; Mr. Schmidt — $9,225 and $3,360; and Ms. Minch — $5,776 and $0.

(3)	Mr. Paul served as chief executive officer of the company from August 2002 until July 2003.

(4)	Mr. Hickey became chief executive officer of the company in July 2003.

(5)	Mr. Schmidt served as chief financial officer and secretary of the company from August 1999 until November 2004.

(6)	Ms. Minch became chief financial officer and secretary of the company in November 2004. Ms. Minch joined the company in December 2003.

      Option Grants. The following table provides information on options granted to our named executive officers during 2004.
Option/ SAR Grants In Last Fiscal Year

	Individual Grants

		% of Total
	Number of Securities	Options/SARs			Grant Date
	Underlying	Granted to	Exercise or		Present
	Options/SARs	Employees in	Base Price	Expiration	Value
Name	Granted(#)(1)	Fiscal Year	($/sh)(2)	Date(3)	($)(4)

Judith Ames Paul	—	—	—	—	—
Terrance D. Paul	—	—	—	—	—
John R. Hickey(5)	35,056	38.21%	$24.96	3/1/14	$510,766
	37,500	40.88%	$24.50	9/1/14	$510,000
Steven A. Schmidt	4,006	4.37%	$24.96	3/1/14	$58,367
	4,286	4.67%	$24.50	9/1/14	$58,290
Mary T. Minch	—	—	—	—	—

(1)	The vesting schedule for options is 25% per year with each option being fully exercisable four years from the date of grant.

(2)	All options have an exercise price equal to 100% of the fair market of the common stock on the date of grant.

(3)	Subject to earlier expiration in the event of termination of employment, except as provided in footnote (5) below, all options expire ten years from the date of grant.

(4)	The grant date present values were determined using the Black-Scholes option pricing model with the following common assumptions: a 6 year expected period of time to exercise; a risk-free weighted average rate of return of 3.40%; an expected dividend yield of 0.64%; and a weighted average volatility factor of 62.42%. The Black-Scholes model produced a per share value of $14.57 for the March 2004 option grants and $13.60 for the September 2004 option grants.

(5)	Both the March 2004 and the September 2004 option grants to Mr. Hickey contain terms which permit the options to continue to be exercised over their full term, which is ten years, in the event Mr. Hickey leaves the employ of the company after five years from July 17, 2003, the date he was appointed to serve as our chief executive officer.
      Option Exercises. The following table provides information on options exercised during 2004, and options held at year-end, by our named executive officers.
Aggregated Option/ SAR Exercises In Last Fiscal Year And
FY-End Option/ SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options/SARs
	Shares		Options/SARs at FY-End(#)		at FY-End($)(3)
	Acquired on	Value
Name	Exercise(#)	Realized($)(1)	Exercisable(2)	Unexercisable	Exercisable(2)	Unexercisable

Judith Ames Paul	—	—	104,287	18,526	$101,813	$24,069
Terrance D. Paul	—	—	104,287	18,526	$101,813	$24,069
John R. Hickey	—	—	314,827	138,862	$1,278,896	$60,174
Steven A. Schmidt	8,779	$112,963	30,900	23,764	$13,209	$17,690
Mary T. Minch	—	—	—	—	—	—

(1)	Value realized represents the difference between the fair market value of the underlying common stock on the exercise date and the exercise price of the option.

(2)	Consists of options for shares which were exercisable as of, and/or exercisable within 60 days of, December 31, 2004.

(3)	Value of unexercised, in-the-money options at fiscal year-end is the difference between the exercise price of the option and the fair market value of the underlying common stock as of December 31, 2004, which was $18.56 per share. These values, unlike any amounts which may be set forth in the column headed “value realized,” have not been, and may not be, realized. The actual gains, if any, on exercise will depend on the value of the common stock on the date of exercise. There can be no assurance that these values will be realized.
SEVERANCE AGREEMENTS
      On June 27, 2003, we entered into a severance agreement with Michael H. Baum, in connection with his resignation as one of our executive vice presidents. Under the terms of this agreement, Mr. Baum agreed to continue as an employee of the company, but not as an executive officer of the company, through December 2004, subject to earlier termination upon resignation as an employee or termination of employment by the company for cause. During this period, Mr. Baum’s title would be that of “special consultant” to the company. For his services in this capacity, we agreed to pay Mr. Baum $10,000 per month for the first three months of the agreement for up to 60 hours of service per month, and $500 per month thereafter for up to four hours of service per month. The agreement further provided that stock options previously granted to Mr. Baum under our 1997 stock incentive plan would continue to vest so long as Mr. Baum remained in the employ of the company, but that no additional options would be awarded to Mr. Baum after the date of the agreement. Under the agreement, Mr. Baum received a severance payment of $250,000 in July 2003, $200,000 in January 2004, and $50,000 in January 2005. Mr. Baum was entitled to continue as a participant in the company’s group health plan through December 2004 (subject to Mr. Baum obtaining other coverage) and to certain other benefits available to executives of the company. Under the agreement, we agreed to provide outplacement services to Mr. Baum in an amount not to exceed $14,000. In return and in addition to his services as special consultant to the company, Mr. Baum agreed not to compete with the company through September 2005 and not to induce employees of the company to resign through December 2006. Mr. Baum resigned from the company in December 2004.
NON-EMPLOYEE DIRECTOR COMPENSATION
      During 2004, directors who were not employees received a fee of $1,000 for each board meeting attended, plus out-of-pocket expenses incurred in connection with attendance at each such meeting. For each committee meeting attended, these directors received the following fees, plus out-of-pocket expenses: (a) the chairman of the audit committee received $1,000 for each audit committee meeting attended, while the other audit committee members received $750 for each such meeting, and (b) the chairman of the compensation committee received $750 for each compensation committee meeting attended, while the other compensation committee members received $500 for each such meeting. No fees were paid to members of the nominating committee during 2004, as this committee did not meet in 2004.
      Effective October 1, 2004, each non-employee director also receives a $6,000 annual cash retainer, payable quarterly. Accordingly, during 2004, each non-employee director received $1,500 in retainer fees.
      In addition, in March 2004 and September 2004, each non-employee director received options under our 1997 stock incentive plan to purchase 3,005 and 3,061 shares, respectively, at an exercise price of $24.96 per share and $24.50 per share, respectively, which options vest immediately and expire ten years from the date of grant (provided that, in the event a non-employee director resigns from the board or his or her service is otherwise terminated, the non-employee director shall have two years from the date of resignation/termination to exercise such options before they expire).

COMPENSATION COMMITTEE REPORT
      The compensation committee consists of Messrs. Jordan (Chairman), Grunewald, Gunnlaugsson, and Piper, and Dr. Ryan. The compensation committee is responsible for overseeing and, as appropriate, making recommendations to the board of directors concerning the compensation levels of our executive officers. The compensation committee also administers our 1997 stock incentive plan and our incentive bonus plan, with responsibility for determining the awards to be made under such plans to our executive officers and to other eligible individuals. The compensation committee reviews and, as appropriate, approves compensation programs for executive officers in July of each year. This results in compensation decisions impacting six months of one calendar year and six months of the next.
      The compensation structure for our executive officers consists of three components: base salary, cash bonus and stock option grants. Base salaries are set after consideration of a number of factors, including the individual’s level of responsibility, experience and past performance record. When setting the base salaries of our executive officers in 2004, we also considered national wage increase projections and the reported salaries of executives at comparable companies, in terms of industry sector, geographic area, annual revenues and number of employees. Cash bonuses are calculated as a percentage of base salary and are awarded if and to the extent that growth goals for the company are achieved. Stock option grants are awarded after a review of a number of factors, including the performance of the company, the relative levels of responsibility of the executive and his or her contributions to the business, and competitiveness with companies similar to ours. In 2004, the compensation committee did not set the compensation of our executive officers at any specific level as compared to the compensation levels of the companies reviewed. Also, in making its decisions, the committee did not assign relative weights or importance to any specific measure of our financial performance.
      Base Salary. Relying primarily on the factors noted above, the compensation committee sets the base salaries of our executive officers at levels designed to attract and retain highly qualified individuals. After consideration of the information available to it, the committee determined to increase base salaries for Messrs. Hickey and Schmidt, our chief executive officer and our executive vice president, respectively, in 2004 by 5%. These increases were driven primarily by the officers’ performance and contributions over the last year and the compensation levels of executives in the comparison group of companies described above. At the same time, the committee decreased the base salary for Mr. Paul, our co-chairman, given his decreased level of involvement with certain company matters. No adjustment was made to the base salary for Ms. Paul, our co-chairman, because her role with the company remains unchanged from last year. With the promotion of Ms. Minch to chief financial officer in November 2004, the committee approved a 20% increase in her base salary. The committee believes that the base salary levels of our executives are appropriate relative to our size and financial performance compared with the other companies reviewed.
      Cash Bonus. The company’s incentive bonus plan, or cash bonus plan, permits certain key personnel who participate in the plan to receive up to 100% of their base salary in a cash bonus which is tied to the performance of the company. Bonus awards are subject to a four year vesting period, vesting 25% per year beginning one year from the date of the initial award. The vested portion of each bonus award is then paid out promptly upon vesting. In 2004, the compensation committee approved bonuses for Mr. Schmidt of up to 100% of his base salary and Ms. Minch of up to 70% of her base salary, which were to be awarded at year end assuming certain growth goals for the company were met. No other cash bonuses were approved for executive officers in 2004. Although cash bonuses were approved for Mr. Schmidt and Ms. Minch in 2004, because the specified growth goals for the company were not achieved as of year end, no cash bonuses were awarded in 2004.
      Equity Based Compensation. Stock options are granted pursuant to our 1997 stock incentive plan at the fair market value of the stock on the date of grant, are subject to a four year vesting schedule for executives, expire ten years from the date of grant, and only have future value for executives if the stock price appreciates from the date of grant. The committee believes that stock options are an effective means of incenting senior management to increase the long-term value of our common stock. Based on a review of the information described above, in 2004, the committee determined to increase the current dollar value of stock option grants to Messrs. Hickey and Schmidt by 5%. Because stock option grants were discontinued for our co-chairmen last year, no such grants were made to Mr. and Ms. Paul in 2004. Likewise, no stock option grants were made to Ms. Minch in 2004. The current dollar value of a stock option grant refers to the annual dollar value of the shares subject to option at the date of grant. The committee increased the value of options granted to Messrs. Hickey and Schmidt for the same reasons noted above regarding base salary increases. The committee believes that the total compensation package provided to executive officers, including options, is appropriate relative to all factors considered by the committee.
      CEO Compensation. In evaluating Mr. Hickey’s compensation for the coming year, the committee reviewed the compensation levels of chief executive officers of the comparison group of companies described above. On the basis of this information, as well as a review of Mr. Hickey’s performance and contributions over the last year, the committee determined to increase Mr. Hickey’s base salary by $20,925, or 5%, and to increase the current dollar value of his stock option grants by $43,750, or 5%. Regarding Mr. Hickey’s stock options, so long as he remains employed with the company until July 17, 2008, his options will continue to vest after that date in the normal course, even if he terminates his employment, and he will be permitted to continue to exercise his options for their full 10 year term. Mr. Hickey’s compensation is not specifically tied to any specific financial performance criteria. The committee believes Mr. Hickey’s compensation is appropriate given our size and financial performance.
      Federal income tax law prohibits publicly held companies from deducting certain compensation paid to a named executive officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the compensation committee pursuant to plans approved by our shareholders, the compensation is not included in the computation of this limit. Although the compensation committee intends, to the extent feasible and where it believes it is in the best interests of the company and our shareholders, to attempt to qualify executive compensation as tax deductible, it does not intend to permit this tax provision to dictate the committee’s development and execution of effective compensation plans. Thus, the compensation committee will exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations could compromise the interests of shareholders.
      For purposes of the foregoing, all decisions regarding equity based compensation awards to executive officers were made by a sub-committee of the compensation committee that was appointed by the board of directors to act on such matters. The members of this sub-committee are Messrs. Jordan (Chairman), Grunewald and Gunnlaugsson, and Dr. Ryan.
The Compensation Committee:

Harold E. Jordan, Chairman	John H. Grunewald

Gordon H. Gunnlaugsson	Addison L. Piper	Judith A. Ryan
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      No member of the compensation committee has ever been an officer or employee of our company or any of our subsidiaries and none of our executive officers has served on the compensation committee or board of directors of any company of which any of our directors is an executive officer. We have, however, entered into certain transactions with Piper Jaffray, as described under “Certain Relationships and Transactions,” below. Addison L. Piper, a member of our compensation committee, is the vice chairman of the board of Piper Jaffray.
AUDIT COMMITTEE REPORT
      The audit committee consists of Messrs. Grunewald (Chairman), Jordan, Gunnlaugsson, and Piper, and Dr. Ryan. In accordance with its written charter adopted by the board of directors, the audit committee assists the board in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to corporate accounting, financial reporting practices and the quality and integrity of our financial reports. The primary responsibility of the audit committee is to oversee our accounting and financial reporting processes and the audits of our financial statements and to report the results of its activities to the board. It is not the responsibility of the audit committee to plan or conduct audits or to determine that our financial statements are complete, accurate or in accordance with generally accepted accounting principles. Management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing our financial statements. Deloitte & Touche LLP (Deloitte) currently serves as our independent auditors and has done so since replacing Arthur Andersen LLP in May 2002.
      Auditor Independence and 2004 Audit. In discharging its duties, the audit committee obtained from Deloitte a formal written statement describing all relationships between Deloitte and the company that might bear on Deloitte’s independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In connection with the receipt of this written statement, the audit committee discussed with Deloitte matters relating to Deloitte’s independence.
      The audit committee also discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, with and without management present, the audit committee discussed and reviewed our audited financial statements as of and for the year ended December 31, 2004 and the results of Deloitte’s examination thereof.
      Based on these reviews and discussions with management and Deloitte, the audit committee recommended to the board of directors that our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2004.
      Audit Fees. The aggregate fees billed for professional services rendered by Deloitte for (1) the audit of our financial statements as of and for the year ended December 31, 2004, (2) the review of the financial statements included in our Form 10-Q filings for 2004, and (3) consents and other services provided during 2004 related to Securities and Exchange Commission matters, were $195,000. The aggregate fees billed for professional services rendered by Deloitte for (1) the audit of our financial statements as of and for the year ended December 31, 2003, (2) the review of the financial statements included in our Form 10-Q filings for 2003, and (3) consents and other services provided during 2003 related to Securities and Exchange Commission matters, were $126,000.
      Audit-Related Fees. The aggregate fees billed in 2004 and 2003 for assurance and related services rendered by Deloitte that are reasonably related to the performance of the audit or review of our financial statements, were $13,590 and $20,487, respectively. Services rendered in this category consisted of (i) financial accounting and reporting consultations, and (ii) advisory services related to Section 404 of the Sarbanes-Oxley Act of 2002.
      Tax Fees. The aggregate fees billed in 2004 and 2003 for professional services rendered by Deloitte for tax compliance, tax advice and tax planning, were $15,130 and $16,240, respectively. Services rendered in this category consisted of (i) tax compliance, including federal and state tax return review, and (ii) advice and assistance in evaluating the tax treatment of a cash dividend to shareholders (in 2003 only).
      All Other Fees. The aggregate fees billed in 2004 and 2003 for products and services provided by Deloitte, other than services reported above, were $5,057 and $0, respectively. Services rendered in this category consisted of acquisition-related due diligence services.
      Pre-Approval Policies and Procedures. As part of its written charter, the audit committee has adopted policies which provide that our independent auditors may only provide those audit and non-audit services that have been pre-approved by the audit committee, subject, with respect to non-audit services, to a de minimis exception (described below) and to the following additional requirements: (1) such services must not be prohibited under applicable federal securities rules and regulations, and (2) the audit committee must make a determination that such services would be consistent with the principles that the independent auditor should not audit its own work, function as part of management, act as an advocate of the company, or be a promoter of the company’s stock or other financial interests. The chair of the audit committee has the authority to grant pre-approvals of permitted non-audit services between meetings, provided that any such pre-approval must be presented to the full audit committee at its next scheduled meeting.
      During 2004, all of the non-audit services provided by Deloitte were pre-approved by the audit committee. Accordingly, the committee did not rely on the de minimis exception noted above. This exception waives the pre-approval requirements for non-audit services if certain conditions are satisfied, including, among others, that such services are promptly brought to the attention of and approved by the audit committee prior to the completion of the audit.
The Audit Committee:

John H. Grunewald, Chairman	Harold E. Jordan

Gordon H. Gunnlaugsson	Addison L. Piper	Judith A. Ryan
CERTAIN RELATIONSHIPS AND TRANSACTIONS
      During the past year, Piper Jaffray served as one of our agents under our stock repurchase program and may do so again in the current year. During 2004, the aggregate amount paid to Piper Jaffray for such services was $8,700. Addison L. Piper, a member of our board of directors, is vice chairman of the board of directors of Piper Jaffray.
      On June 16, 2004, we entered into an agreement with Terrence D. Paul, our co-chairman of the board, pursuant to which we assigned to Mr. Paul all of our rights in a book Mr. Paul had been writing on information theory and an idea Mr. Paul conceived for a speech monitoring system to enhance language development in young children. In consideration for the assignment, Mr. Paul paid us $67,550. Mr. Paul also agreed that for a period of 10 years, he would not sell, transfer or license the idea for use by K-12 schools, school districts, students, teachers or administrators for educational, administrative, testing or assessment purposes, unless, prior to such transfer, he complies with the provisions of the agreement relating to our first negotiation and first refusal rights.
      From time to time, our directors and officers may sell shares of their common stock to us pursuant to our stock repurchase program. The purchase price for any such sales is the prevailing market price at the time of such sale.
PENDING LEGAL PROCEEDINGS
      None of our directors, executive officers or beneficial owners of more than 5% of shares of our common stock is an adverse party or has an interest adverse to us in any material pending legal proceeding.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, among others, to file reports with the Securities and Exchange Commission within specified time frames disclosing their ownership, and changes in their ownership, of our common stock. Copies of these reports must also be furnished to us. Based solely on a review of these copies, we believe that during 2004, all filing requirements were complied with.

PERFORMANCE GRAPH
      The following graph compares the total stockholder return on our common stock for the five year period from December 31, 1999 through December 31, 2004 with that of the Nasdaq Stock Market Index and two peer group indices constructed by us. The companies included in our old peer group index are Apollo Group, Inc. (APOL), SkillSoft PLC (SKIL) (f/k/a SmartForce PLC), Learning Tree International, Inc. (LTRE), Sylvan Learning Systems, Inc. (SLVN), School Specialty, Inc. (SCHS), Edison Schools, Inc. (EDSN), Education Management Corporation (EDMC), and Plato Learning, Inc. (f/k/a TRO Learning, Inc.) (TUTR). The companies included in our new peer group index are Laureate Education, Inc. (LAUR), Alphasmart, Inc. (ALSM), Blackboard, Inc. (BBBB), Learning Tree International (LTRE), Princeton Review, Inc. (REVU), School Specialty, Inc. (SCHS), SkillSoft PLC (SKIL), and Plato Learning, Inc. (TUTR). We changed the mix of companies in our peer group index from last year to this year because we believed that the old peer group index contained companies that were no longer representative of the markets in which we compete and that the capital structures of these companies were not similar to ours. The new peer group index is intended to provide a better tool for comparison.
      The total return calculations set forth below assume $100 invested on December 31, 1999, with reinvestment of dividends into additional shares of the same class of securities at the frequency with which dividends were paid on such securities through December 31, 2004. The stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.
Comparison of Cumulative Total Return
Among Renaissance Learning, Inc.,
The Nasdaq Stock Market (U.S.) Index, a New Peer Group and an Old Peer Group

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
Renaissance Learning, Inc.	$100.00	$300.55	$272.35	$168.93	$215.14	$180.40
Nasdaq Stock Market (U.S.)	$100.00	$60.30	$45.49	$26.40	$38.36	$40.51
New Peer Group	$100.00	$127.08	$103.54	$46.15	$83.97	$88.97
Old Peer Group	$100.00	$177.86	$184.04	$198.28	$313.86	$353.61

INDEPENDENT AUDITORS
      We have selected Deloitte & Touche LLP (Deloitte) as our independent auditors for the fiscal year ending December 31, 2005. Deloitte was also selected to audit our consolidated financial statements for the fiscal years ended December 31, 2003 and 2004. Representatives of Deloitte will be present at the annual meeting to make any statement they may desire and to respond to questions from shareholders.
SUBMISSION OF SHAREHOLDER PROPOSALS
      In accordance with our by-laws, nominations, other than by or at the direction of the board of directors or the nominating committee, of candidates for election as directors at the 2006 annual meeting of shareholders and any other shareholder proposed business to be brought before the 2006 annual meeting of shareholders must be submitted to us not later than December 21, 2005. Shareholder proposed nominations must be made in accordance with the applicable provisions of our by-laws, which are described above under “Proposal One: Election of Directors — Nominating Committee.” Shareholder proposed business must also be made in accordance with our by-laws which provide, among other things, that such proposals must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2006 annual meeting of shareholders must be received by us at our principal executive offices, 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036 on or before November 14, 2005. Proposals should be directed to Ms. Mary T. Minch, our corporate secretary. To avoid disputes as to the date of receipt, we suggest that any shareholder proposal be submitted by certified mail, return receipt requested.
PROPOSAL TWO: OTHER MATTERS
      Although we are not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the accompanying proxy card intend to vote such proxy in accordance with their best judgment.
      You may obtain a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2004 at no cost by writing to Investor Relations, Renaissance Learning, Inc., 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036.

By Order of the Board of Directors,

Mary T. Minch, Secretary

Proxy Card

RENAISSANCE LEARNING, INC.

This Proxy is Solicited by the Board of Directors
for use at the Annual Meeting on April 20, 2005

The undersigned appoints John R. Hickey and Mary T. Minch, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated below, all of the shares of common stock of Renaissance Learning, Inc. held of record as of February 18, 2005 by the undersigned at the 2005 annual meeting of shareholders of Renaissance Learning, Inc. to be held on April 20, 2005 and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for directors (which proposal is being proposed by the Board of Directors).

(See reverse for voting instructions.)

Renaissance Learning, Inc. 2005 Annual Meeting

The Board of Directors Recommends a Vote FOR Item 1.

1.	ELECTION OF DIRECTORS:
	(To serve until the 2006	01-Judith Ames Paul	☐	Vote FOR all	☐	Vote WITHHELD from
	Annual Meeting and until	02-Terrance D. Paul		nominees listed to		all nominees listed
	their successors are	03-John R. Hickey		the left (except as		to the left.
	elected and qualified)	04-John H. Grunewald		specified below).
05-Gordon H. Gunnlaugsson
06-Harold E. Jordan
07-Addison L. Piper
08-Judith A. Ryan

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

Address Change? Mark Box. ☐

Indicate changes below.

Date:

Signature(s) in Box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.